EXHIBIT 23J CONSENT OF INDEPENDENT AUDITORS

CONSENT OF INDEPENDENT AUDITORS:

AMIDEX35(TM) and AMIDEX Cancer Innovations & Healthcare Mutual Funds:

As independent public accountants, we hereby consent to the use of our report dated September 25, 2003 for the AMIDEX35 (TM) Mutual Fund and the AMIDEX Cancer Innovations & Healthcare Mutual Fund and to all references to our firm included in or made a part of this Post-Effective Amendment No. 12 to the Registration Statement No. 15, including the references to our firm under the heading "Financial Highlights" in the Prospectuses and under the heading "Accountants" in the Statements of Additional Information of the Funds.

McCurdy & Associates CPA's, Inc.
Westlake, Ohio
November 11, 2003